Exhibit 99.1

                                    Triarc Companies, Inc.
                                    280 Park Avenue
                                    New York, NY 10017

For Immediate Release

CONTACT:          Anne A. Tarbell
(212) 451-3030
www.triarc.com

TRIARC PROVIDES AN UPDATE ON DISPOSITION OF DEERFIELD & COMPANY LLC

    New York, NY, October 22, 2007– Triarc Companies, Inc. (NYSE: TRY, TRY.B or “Triarc”) said today that it is continuing to explore with Deerfield Triarc Capital Corp. (NYSE: DFR or “DFR”) revised terms and conditions of the previously announced sale to DFR of Deerfield & Company LLC (“Deerfield”), a Chicago-based fixed income asset manager of which Triarc owns a controlling interest. DFR is a diversified financial company that is externally managed by a subsidiary of Deerfield. The parties mutually terminated their April 19, 2007 agreement on October 19, 2007.  Triarc said today that it is also actively examining other options to realize the value of its ownership interest in Deerfield, including a sale of its interest in Deerfield to another buyer or a spin-off to Triarc’s shareholders.

    On August 16, 2007, Triarc announced that it had been informed by the Special Committee of the Board of Directors of DFR that DFR had not yet been able to complete on acceptable terms the financing necessary for DFR to consummate the acquisition of Deerfield, due to instability in the credit markets.  DFR’s obligation to complete the acquisition was subject to the receipt by DFR of financing for the cash portion of the purchase price and related transaction costs.  Under the existing agreement, each party had the right to terminate the agreement beginning October 19, 2007.

Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield.  The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of July 1, 2007, 1,081 were owned and operated by our subsidiaries.  Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.8 billion under management as of August 1, 2007.

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Notes To Follow

NOTES TO PRESS RELEASE

1.
There can be no assurance that Triarc and DFR will reach agreement on revised terms and conditions for the sale of Deerfield.  Even if reached, such terms and conditions would likely differ materially from those set forth in the terminated agreement.  Triarc’s Board of Directors has not considered or approved any revised terms or conditions.

2.
There can be no assurance that a sale of Deerfield to another buyer or a spin-off of Deerfield will occur or the terms or timing of such transactions if they do occur.  As of the date hereof, Triarc's Board of Directors has not reached any definitive conclusions concerning the scope, benefits or timing of such a disposition of Deerfield.

3.
The statements in this press release concerning Triarc, Deerfield and DFR that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc, Deerfield and DFR and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act").  All statements that address events or developments that are expected or anticipated to occur in the future are forward-looking statements within the meaning of the Reform Act.   For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this note.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws.